UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Scoggin, Inc.
   660 Madison Avenue
   New York, NY  10021
2. Date of Event Requiring Statement (Month/Day/Year)
   02/17/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   RAYMOND CORP
   RAYM
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   See Footnote (1) below
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $1.50 par value              |115,000               |I               |(2)                                            |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |404,100               |I               |(3)                                            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) As indicated in the Statement on Schedule 13D dated February 21, 1997, filed by the Reporting Person and others with respect to the Common Stock of the Issuer, the Reporting Person may be deemed a group with certain other persons that, together with the Reporting Person, own in excess of 10% of the outstanding Common Stock.
 The Reporting Person does not concede that it is a 10% owner for purposes of
Section 16 of the Securities
Exchange
Act.
(2) The Reporting Person is the investment advisor to Scoggin International Fund, Inc., which as of February 17,
1997 owned 115,000 shares of Common Stock. Pursuant to Instruction 5(b)(iv), the entire interest of Scoggin
International Fund, Inc. is being
reported.
(3) The Reporting Person is the general partner of S&E Partners L.P., which is the general partner of Scoggin
Capital Management, L.P. As of February 17, 1997 Scoggin Capital Management, L.P. owned 404,100 shares of
Common Stock. Pursuant to Instruction 5(b)(iv), the entire interest of Scoggin Capital Management, L.P. is being reported.
SIGNATURE OF REPORTING PERSON
/s/ Craig Effron
DATE
02/25/97